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                                                                    Exhibit 99.2

Axtive Corporation Announces Acquisition of ThinkSpark Inc.
Thursday June 5, 8:35 am ET

$21 Million, 15-Year-Old Leading Professional Services Firm

DALLAS--(BUSINESS WIRE)--June 5, 2003--Axtive Corporation (OTC:AXTV - News) announced the addition of another significant building block in its IT professional services business unit with the acquisition of ThinkSpark, Inc. on May 23, 2003. This is Axtive's fifth acquisition in twelve months.

Founded in 1987, ThinkSpark is headquartered in Dallas, Texas, with offices throughout Texas, Oklahoma and Nevada. ThinkSpark reported $21 million in annual revenue for 2002 and is projected to increase Axtive's revenues by more than 250% in 2003. Management believes ThinkSpark will be accretive to Axtive's earnings this year (the last seven months of 2003) and for future periods. The acquisition adds significant clients to Axtive's business, expands the company's capabilities and service offerings and adds approximately 100 experienced individuals to Axtive's team.

"Kerry Osborne has built a very credible business in our industry," said Graham
C. Beachum, II, Axtive's President and Chairman. "The merging of our companies at this point is a good business decision. The resulting increase in combined market share and key clients is critical to Axtive's continued growth."

Kerry Osborne, ThinkSpark's Founder added, "We have known of Axtive Corporation for some time; they first approached us about two years ago. We have watched Axtive grow in this time through its acquisitions, often speaking with many of the component businesses that we wanted to penetrate. After detailed discussions, we became excited when we realized the mutually beneficial opportunities that existed. That is when we decided to pull the trigger."

Stanley D. Strifler, ThinkSpark's President and CEO, joined the firm last fall and immediately set forth to identify strategic partnerships. Strifler said, "ThinkSpark's heritage of service excellence to the Oracle community complemented Axtive's prior acquisitions. Our strong government sector client base joined with Axtive's private and public sector products and services made a merger a powerful business opportunity.

"For the future," Strifler added, "we are very excited and enthusiastic about this well-timed and strategic merger. As Axtive continues to grow via acquisition and organic growth, we will be able to expand our customer base by selling new technologies with the same ThinkSpark reputation for excellence."

As a result of the acquisition, Axtive now has new offices in Houston, San Antonio, Austin, Oklahoma City and Las Vegas. Axtive's The Visionary Group, Inc., a Dallas-based Oracle and NetLedger professional services business unit that is now redundant, will be absorbed by the Dallas office of ThinkSpark. Axtive will now have just under 150 employees operating in the southwest and southeast regions of the United States.

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About Axtive Corporation

Axtive acquires and operates technology products and service companies including IT professional services, business application software and managed hosting / application service providers targeting middle market companies. Axtive's products and services are focused on enhancing the capabilities of customers' business operating systems. Axtive's acquisitions have included ThinkSpark, a professional services firm specializing in the installation and integration of technology solutions from Oracle Corporation; VirtuallyThere, a web services firm; UDT Consulting, a professional services firm specializing in the installation, integration and application of software solutions from IBM, Informix and Microsoft; and Media Resolutions, an application and managed hosting services provider. More information about these Axtive businesses is available at www.axtive.com.

Safe Harbor Statement

This release includes forward-looking statements, including statements concerning the growth of future revenues and earnings. These statements are made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, including factors detailed in the Company's annual report on Form 10-KSB, quarterly reports on Forms 10-QSB and other Securities and Exchange Commission filings. These filings can be obtained through the SEC's website at www.sec.gov. Axtive expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations, subsequent events or new information.


______________
Contact:
   Axtive Corporation, Dallas
   Mr. David Pilotte, 214/397-0200
   investorrelations@axtive.com